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                                                                   EXHIBIT 10.10

                                                                October 24, 1995


Lowndes A. Smith


                              EMPLOYMENT AGREEMENT

This employment agreement (the "Agreement") is intended to create mutual obligations, and your voluntary acceptance signifies both ITT Hartford Group, Inc.'s ("Hartford") and your commitment to carry out its obligations until its expiration. The Agreement will confirm your employment with Hartford in accordance with the following terms and conditions:

         1. EMPLOYMENT AND ASSIGNMENT; DILIGENT AND FAITHFUL PERFORMANCE OF DUTIES. Hartford agrees to employ you as President and Chief Operating Officer, Hartford Life Insurance Company. In consideration of employment by Hartford, you agree to discharge faithfully, diligently, and to the best of your ability, the responsibilities of these offices on a full-time basis, in accordance with law and company policies as from time to time are issued or modified. During the term of this Agreement, you shall serve in such position or positions and have such duties and responsibilities with Hartford, its subsidiaries and affiliates, including without limitation, Hartford Life Insurance Company, as the Board of Directors or the Chief Executive Officer of Hartford shall from time to time specify.

         2. TERM OF AGREEMENT. This Agreement will become effective on the Distribution Date and will terminate on a date four years after the Distribution Date unless terminated earlier in accordance with the terms of this Agreement. Distribution Date means the date as of which ITT Corporation ("ITT") distributes to its shareholders all the common stock of Hartford owned by ITT.

         3.       BASE SALARY, INCENTIVE BONUS AND BENEFITS.

                  (a) BASE SALARY. Your base salary under this Agreement shall be $525,000 per year. Your base salary will be subject to review by Hartford from time to time for consideration of possible increases based on your performance and other relevant circumstances. Periodic increases, once granted, will not be subject to revocation and your base salary thereafter will be deemed to include such increases. Your base salary will be payable in accordance with the customary payroll practices of Hartford but, in no event, less frequently than monthly.

                  (b) OTHER COMPENSATION AND BENEFITS. Subject to review and approval by Hartford, you will be eligible for consideration for possible awards under


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         Hartford's executive incentive bonus program or any other executive incentive compensation plan. You will also continue to be entitled to participate in the benefit programs of Hartford or its subsidiaries for which you are now eligible or for which you may become eligible in accordance with their provisions as they may be modified during the term of this Agreement. Hartford shall pay or reimburse you for all reasonable travel and other expenses incurred in connection with the performance of your duties and responsibilities in accordance with such procedures as Hartford may from time to time establish.

         4. TERMINATION BY HARTFORD FOR CAUSE. Hartford shall have the right to terminate your employment only for cause, which is limited to action by you involving violation of any law, rule or regulation, willful malfeasance or gross negligence, or your failure to act involving material nonfeasance that could have a materially adverse effect on Hartford or your material breach of the Corporate Code of Conduct or any successor thereto. If your employment is terminated for cause, this Agreement will terminate and Hartford will have no further obligations under this Agreement.

         5. DISCONTINUANCE OF THE REQUIREMENT TO PROVIDE FULL-TIME SERVICES. If Hartford notifies you that it no longer requires your full-time services as President and Chief Operating Officer and you have complied with the terms and conditions of this Agreement, you will receive the following:

                  (a) BASE SALARY. You will continue to be treated as an employee and receive base salary, as determined under Paragraph 3 hereof, on a regular payroll cycle ("salary continuation") equivalent in the aggregate to the amounts of base salary remaining unpaid until the earlier of (i) the expiration date of this Agreement or (ii) in accordance with 5(e) below. Notwithstanding the foregoing, upon your acceptance of other full-time employment, the balance remaining of such aggregate amount may, at Hartford's discretion, be paid to you in a lump sum.

                  (b) OTHER COMPENSATION AND BENEFITS. As long as you are receiving salary continuation, you will continue to be eligible for ongoing participation in Hartford's employee medical, dental, and life insurance benefits programs, the ITT Hartford Salaried Retirement Plan, the ITT Hartford Excess Plan, if applicable, the ITT Hartford Investment and Savings Plan and any other applicable retirement or savings plan in which you participate. Your eligibility to exercise any outstanding stock options will be determined solely in accordance with the terms of the applicable stock option plan or plans. If, for any reason at any time during the period that you are receiving salary continuation, Hartford is unable to treat you as being or having been a salaried employee of Hartford under any benefits program or plan specifically enumerated in this subsection, including the


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Hartford's employee medical, dental and life insurance benefit programs, and the
ITT Hartford Salaried Retirement Plan, the ITT Hartford Excess Plan, if applicable, and the ITT Hartford Investment and Savings Plan, (or any successors to such plans) and, if, as a result thereof you receive no benefits or reduced benefits under such plans, Hartford shall provide such benefits (i) by direct payment to you of the amounts you would have received from such plans had you continued to be eligible or (ii) at Hartford's option, by making available equivalent benefit programs from other sources.

         (c) ITEMS OF COMPENSATION AND BENEFITS FOR WHICH YOU WILL NOT BE ELIGIBLE DURING SALARY CONTINUATION. During a period of salary continuation as described in this Paragraph 5, you will not be entitled to any compensation not specified in this Agreement, and you will not be eligible to participate in any
(i) bonus program, (ii) Hartford's long-term or short-term disability plans,
(iii) insurance plan primarily covering business travel, (iv) special programs providing incentives for employees who voluntarily terminate their employment,
(v) Accidental Death and Dismemberment coverage, (vi) tax or financial advisory services, (vii) new awards under any stock option or stock related plans for executives, (viii) new or revised executive compensation programs that may be introduced by Hartford after Hartford has advised you that it no longer requires your full-time services and (ix) any other benefit or perquisite not specifically enumerated in this Agreement.

NOTE: The receipt of salary continuation in a lump sum may prevent the vesting of any outstanding stock options and the further accrual of Credited Service under any applicable retirement plans.

         (d) AVAILABILITY IF HARTFORD NO LONGER REQUIRES YOUR FULL-TIME SERVICES. If Hartford has advised you that it no longer requires your full-time services pursuant to this Paragraph 5 but you are continuing to receive salary continuation, you must continue to be available to render to Hartford reasonable assistance, consistent with the level of your prior position with Hartford, at times and locations that are mutually acceptable without additional compensation. In requesting such services, Hartford shall take into account any other commitments which you may have.

         (e) DISQUALIFYING CONDUCT. If during the period you are receiving Salary Continuation, you (i) engage in any activity which is inimical to the best interests of Hartford; (ii) disparage Hartford; (iii) fail to comply with any Hartford Covenant Against Disclosure and Assignment of Rights to Intellectual Property Agreement; (iv) without Hartford's prior consent, induce any employees of Hartford


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         to leave employment; or (v) fail to comply with applicable provisions of Hartford's Code of Conduct or applicable Hartford Corporate Policies, then Hartford will have no further obligation to provide salary continuation. If during the period you are receiving salary continuation, you, without Hartford's prior consent, engage in, become affiliated with, or become employed by any business competitive with Hartford, you will be entitled to no more than a total of two (2) years salary continuation from the time you were notified your services were no longer needed, unless you have already received more than two years of salary continuation payments in which case no further salary continuation payments will be made. Also, for a one-year period after salary continuation is no longer provided under this Agreement you will not, without Hartford's prior consent, induce any employees of Hartford to leave employment.

                  (f) TERMINATION ALLOWANCE UNDER A SEVERANCE PLAN OR POLICY. If you are eligible for and would otherwise ordinarily receive a termination allowance under a Hartford severance plan or termination allowance policy exceeding the amount of base salary remaining under the Agreement at the time of notice by Hartford of its intent to terminate your full-time employment, Hartford will pay you a termination allowance in an amount equivalent to what you would have received under Hartford's severance plan or termination allowance policy, in lieu of the amount of salary continuation under this Agreement. In no case will both termination allowance and amounts under this Agreement (whether lump sum or salary continuation) be paid.

         6. RESIGNATION AS BREACH. You acknowledge that any resignation prior to the end of the term of this Agreement is a breach of contract.

         7. TAX WITHHOLDING. Hartford shall have the right to withhold from amounts payable to you as described herein the appropriate amounts of federal, state and local taxes required by law.

         8. ASSIGNMENT. This Agreement is not assignable by you and is not assignable by Hartford except to any of its majority-owned subsidiaries of Hartford, and any such subsidiary may assume Hartford's obligations to make payments of compensation hereunder, and it shall not be a breach of this Agreement for such subsidiary to perform such obligations or any of the duties of Hartford hereunder. Provided, notwithstanding such assignment, Hartford shall remain liable for the performance of all obligations hereunder. This Agreement shall be binding on all successors and assignees of Hartford.

         9. OTHER AGREEMENTS. Any prior agreement relating to confidentiality, the Assignment of Inventions and Covenant Against Disclosure, and any other written


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agreements not in conflict herewith shall remain in full force and effect.

          10. NOTICES. Notices to Hartford under this Agreement shall be in writing and delivered to the Chief Executive Officer or the Senior Vice President, Human Resources, 690 Asylum Avenue, Hartford, CT 06115 and notices to you shall be in writing and delivered in person or by mail to your office or to your home address on file with Hartford.

          11. SEVERABILITY. If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law remain in full force and effect.

          12. HEADINGS OF NO EFFECT. The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

          13. AMENDMENT. This Agreement cannot be amended, modified or supplemented except by a subsequent written agreement between you and Hartford.

          14. ENTIRE AGREEMENT AND CHOICE OF LAW. This Agreement contains the entire agreement between you and Hartford with respect to employment and services by you and supersedes any and all prior understandings, agreements or correspondence between you and Hartford with respect to employment and services. This Agreement will be governed by and construed in accordance with the laws of the State of Connecticut.

          15. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

          Please execute and return to me the enclosed copy of this Agreement to signify your agreement.

Agreed to and accepted:                     Yours very truly,

                                            ITT Hartford Group, Inc.

/s/ LOWNDES A. SMITH                        By  /s/ DONALD R. FRAHM
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Lowndes A. Smith